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Walmart Inc.

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Walmart Releases 2019 Annual Report and Proxy Statement

BENTONVILLE, Ark., April 23, 2019 — Walmart Inc. (NYSE: WMT) today issued its 2019 Annual Report and filed its Proxy Statement in preparation for the company’s upcoming Annual Shareholders’ Meeting on Wednesday, June 5, 2019.

“This has been a period of significant change at Walmart,” said Walmart President and Chief Executive Officer Doug McMillon in his letter to shareholders, associates and customers. “Our customers are being served by associates who are better equipped to create new ways of shopping and put today’s technology to work. Our goal is to make it easy, fast, friendly and fun to shop with us. The progress we have made is reflected in our results, and we are just getting started.”

Annual Report Highlights
The 2019 Annual Report provides shareholders with highlights of Walmart's achievements in the last fiscal year that contributed to the company’s strong momentum. The full report is available here.

In the report, McMillon gives an update on the company’s progress over the past year. He addresses advancements in mobile technology and automation and improvements with associate education and efficiency. He also highlights five lessons from his five years leading Walmart focused on leadership, taking risks, long-term success, people and reputation.

2019 Annual Shareholders’ Meeting, Proxy Statement and Proposal Voting
The company began distributing its Proxy Statement today with details of its Annual Shareholders’ Meeting, to be held on Wednesday, June 5, 2019, from 10:30 a.m. CDT to approximately 11:30 a.m. CDT at the John Q. Hammons Center in Rogers, Ark. No entertainment or other activities will be part of the business meeting. The record date for shareholders entitled to vote at the meeting was April 12, 2019.

Walmart will hold its traditional event for associates and shareholders that includes presentations from Walmart’s executive team and entertainment on Friday, June 7, 2019, beginning at 8 a.m. CDT at the Bud Walton Arena in Fayetteville, Ark.

The 2019 Proxy Statement can be read online. This year’s Proxy materials seek shareholders’ votes on 12 director nominees, two company proposals and two shareholder proposals. Shareholders who are unable to attend the 2019 Annual Shareholders' Meeting in person may view a live webcast at http://www.stock.walmart.com.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere – in retail stores, online, and through their mobile devices. Each week, over 275 million customers and members visit our more than 11,300 stores under 58 banners in 27 countries and eCommerce websites. With fiscal year 2019 revenue of $514.4 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

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